Exhibit 99.2

CONSENT OF BEAR, STEARNS & CO. INC.

We hereby consent to (i) the inclusion of our opinion letter, dated September 1, 2004, to the Board of Directors of First Community Capital Corporation (or “First Community”) as Appendix B to the proxy statement/prospectus included in the Registration Statement on Form S-4 (the “Registration Statement”) of Wells Fargo & Company (or “Wells Fargo”) relating to the acquisition of First Community by Wells Fargo in a stock-for-stock merger transaction and (ii) all references to Bear, Stearns & Co. Inc. in the sections captioned “Summary – First Community’s Financial Advisor Believes the Merger is Fair from a Financial Point of View”, “The Proposed Merger – Background of the Merger”, “The Proposed Merger – Recommendation of the First Community Board and First Community’s Reasons for the Merger” and “The Proposed Merger – Opinion of First Community’s Financial Advisor” of the proxy statement/prospectus which forms a part of this Registration Statement . In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BEAR, STEARNS & CO. INC.

By:	/s/ Steven R. Dykeman, Senior Managing Director

Dallas, Texas

December 22, 2004